Exhibit 99.1

Destination XL Group, Inc. Reports Fiscal 2022 Fourth Quarter and

Full-Year Financial Results

Reports Second Year of Record Annual Sales with Comparable Sales Growth of 10.9%;

Full-Year Sales of $545.8 million, Net Income of $89.1 million, $1.33 EPS,

Adjusted EBITDA of $73.8 million

CANTON, MA., March 16, 2023– Destination XL Group, Inc. (NASDAQ: DXLG), the largest integrated commerce specialty retailer of Big + Tall men’s clothing and shoes, today reported financial results for the fourth quarter and fiscal year 2022.

Fourth Quarter Highlights

•
Total sales for the fourth quarter were $143.9 million, up 7.8% from $133.5 million for fiscal 2021. Comparable sales for the fourth quarter increased 10.8% as compared to the fourth quarter of fiscal 2021.
•
Net income for the fourth quarter was $8.3 million, or $0.13 per diluted share, as compared to net income of $9.9 million, or $0.14 per diluted share, for the fourth quarter of fiscal 2021.
•
Adjusted EBITDA, a non-GAAP measure, was $14.2 million for the fourth quarter as compared to $14.3 million for the fourth quarter of fiscal 2021.

Fiscal 2022 Highlights

•
Total sales for fiscal 2022 were $545.8 million as compared to $505.0 million for fiscal 2021. Comparable sales increased 10.9% as compared to fiscal 2021.
•
Net income was $89.1 million, or $1.33 per diluted share, as compared to $56.7 million, or $0.83 per diluted share, in fiscal 2021. Net income for fiscal 2022 included a non-recurring tax benefit for the release of our tax valuation allowance of $31.6 million, or $0.47 per diluted share.
•
Adjusted EBITDA was $73.8 million as compared to $76.9 million for fiscal 2021.
•
Cash flow from operations for fiscal 2022 was $59.9 million, as compared to $75.5 million for fiscal 2021. Free cash flow, a non-GAAP measure, was $50.3 million as compared to $70.3 million for fiscal 2021.
•
At January 28, 2023, total cash and cash equivalents were $52.1 million as compared to $15.5 million at January 29, 2022, with no outstanding debt for either period.
•
On March 14, 2023, the Board authorized a $15.0 million stock repurchase program, effective March 16, 2023.

Management Comments

“We are pleased to report our second year of record-breaking sales, with eight consecutive quarters of positive comparable sales and two consecutive years of double-digit adjusted EBITDA margins. We exceeded our sales and margin plan this year, in both our stores and direct business, with an increase of 10.9% in comparable sales which we believe was driven by the brand’s strategic transformational repositioning," said Harvey Kanter, President, and Chief Executive Officer.

"Heading into fiscal 2023, we remain focused on our primary objective of serving the underserved Big + Tall consumer by providing him the opportunity to wear what he wants,” Kanter continued. “Earlier this month, we launched our new brand initiative “Wear What You Want”℠, further supporting this positioning. We believe our greater gains in market share, by increasing brand awareness and introducing our guy to the breadth of exclusivity in our assortment, will give him the freedom to choose his own style. At DXL, Big + Tall is all we do and we trade on the belief that we offer superior fit, assortment, and experience to him. This leads to a deeper level of engagement and relationship with our customers that is built on respect, trust, and belonging. We believe that the brand positioning is resonating with the customer and is helping to grow market share as the brand and category leader for the Big + Tall man.

“We are excited about the results of the past two years and are equally excited about the opportunity to operationalize “Wear What You Want” and believe that this will support the greater growth potential to drive our 2023 strategic initiatives. We also recognize that there are many macro-economic pressures that could impact us in the short term and our growth strategy as we head into fiscal 2023 and so we continue to be conservatively optimistic when thinking about guidance. As such, we are planning for sales in fiscal 2023 of $550.0 million to $570.0 million and an adjusted EBITDA margin of 12.5% to 13.5%," Kanter concluded.

Fourth-Quarter and Fiscal 2022 Results

Sales

For the fourth quarter of fiscal 2022, total sales were $143.9 million as compared to $133.5 million for the fourth quarter of fiscal 2021. Comparable sales for the fourth quarter increased 10.8%, driven by a 13.2% comparable sales increase from stores and a 6.2% increase in the direct business. Sales for the quarter started slowly with comparable sales for November up 2.7%, but accelerated up 10.8% in December and then up 23.7% in January. The incremental increase in comparable sales in January was largely driven by store traffic. All regions of the country performed well in the fourth quarter with the southeast and south central stores our strongest performers. The growth in our direct business of 6.2% was driven primarily by our web and app.

For fiscal 2022, total sales increased 8.1% to $545.8 million from $505.0 million for fiscal 2021. Comparable sales increased 10.9%, with stores up 11.3% and the direct business up 9.9%. Similar to the fourth quarter, all regions of the country performed well in fiscal 2022 with southeast, south central and northeast stores our strongest performers, and direct growth driven primarily by our web and app.

Gross Margin

For the fourth quarter of fiscal 2022, gross margin, inclusive of occupancy costs, was 47.7%, compared with a gross margin of 49.8% for the fourth quarter of fiscal 2021. Our gross margin rate for the fourth quarter decreased by 210 basis points, due to a 270 basis point decrease in merchandise margins partially offset by a 60 basis point improvement in occupancy costs. The merchandise margin decrease was due to an increase in cost associated with the launch of our loyalty program, an anticipated increase in markdown rate against the prior year's exceptionally low rate, increased direct shipping costs, and a shift in overall merchandise mix from own brands to national brands. These factors were partially offset by lower inbound freight costs.

For fiscal 2022, gross margin, inclusive of occupancy costs, was 49.9% as compared to 49.5% for fiscal 2021. For the full year, our gross margin rate improved by 40 basis points, driven by a 90 basis point improvement in occupancy costs due to increased leverage from sales partially offset by a 50 basis point decrease in merchandise margins. The decrease in merchandise margin was due to increased costs for raw materials, increased shipping costs driven by higher fuel costs and surcharges, and a higher penetration of our marketplace business, which includes commission costs. Those increases were partially offset by lower promotional markdowns. We continue to optimize our pricing and strategic promotional cadence to mitigate cost increases and preserve our margin rates.

Selling, General & Administrative

SG&A expenses for the fourth quarter of fiscal 2022 were 37.8% of sales, compared with 39.0% in the fourth quarter of fiscal 2021. On a dollar basis, SG&A expense increased by $2.2 million. The increase was primarily due to increases in payroll and marketing costs to support sales growth.

For fiscal 2022, SG&A expenses were 36.4% of sales, compared to 34.2% in fiscal 2021. On a dollar basis, SG&A expense for fiscal 2022 increased $25.8 million. The increase was primarily due to an increase in marketing costs from 4.7% to 6.0% of sales to drive customer acquisition and engagement, payroll costs to support sales growth and fill open positions, and an increase in performance-based incentive accruals.

Management views SG&A expenses through two primary cost centers: Customer Facing Costs and Corporate Support Costs. Customer Facing Costs, which include store payroll, marketing and other store operating costs, represented 20.8% of sales for fiscal 2022 as compared to 19.1% of sales for fiscal 2021. Corporate Support Costs, which include the distribution center and corporate overhead costs, represented 15.6% of sales, compared to 15.1% of sales for fiscal 2021.

Interest Income (Expense)

Interest income for fourth quarter of fiscal 2022 was $0.1 million, as compared to interest expense of $0.1 million for the fourth quarter of fiscal 2021. In the fourth quarter of fiscal 2022, we began investing in short-term, US government-backed investments, which generated a net interest income position.

For fiscal 2022, interest expense was $0.3 million as compared to interest expense of $4.4 million for fiscal 2021. Interest expense in fiscal 2022 was limited as we had no outstanding debt and no borrowings under our credit facility during fiscal 2022 and was partially offset by interest income. Interest expense for fiscal 2021 included a prepayment penalty of $1.1 million associated with the early prepayment of our long-term debt in the third quarter of fiscal 2021.

Income Taxes

Since the end of fiscal 2013, we had maintained a full valuation allowance against our deferred taxes assets. During the second quarter of fiscal 2022, we determined that it was more likely than not that the majority of our deferred tax assets will be realized. In reaching this determination, we considered the cumulative three years of profitability, our expectations regarding the generation of future taxable income as well as the overall improvement in our business and our current market position. As a result, for fiscal 2022, the valuation allowance against our deferred tax assets decreased by $47.6 million, of which $31.6 million was recorded as a non-recurring tax benefit in fiscal 2022 related to the release of the valuation allowance on deferred tax assets expected to be realized in future periods. At January 28, 2023, we continued to provide a valuation allowance of $2.4 million primarily against certain state and foreign net operating losses ("NOLs").

For fiscal 2022 and 2021, we recorded a current income tax provision of $0.8 million and $0.9 million, respectively, primarily related to income tax in states with statutory limitations on the usage of NOLs.

Net Income

Net income for the fourth quarter of fiscal 2022 was $8.3 million, or $0.13 per diluted share, as compared to net income for the fourth quarter of fiscal 2021 of $9.9 million, or $0.14 per diluted share.

Net income for fiscal 2022 was $89.1 million, or $1.33 per diluted share, as compared to a net income for fiscal 2021 of $56.7 million, or $0.83 per diluted share. Net income for fiscal 2022 includes the reversal of $31.6 million, or $0.47 per diluted share, of our deferred tax asset valuation allowance.

Adjusted EBITDA

Earnings before interest, taxes, depreciation and amortization, adjusted for impairment (gain) of assets (adjusted EBITDA), a non-GAAP measure, for the fourth quarter of fiscal 2022 were $14.2 million as compared to $14.3 million for the fourth quarter of fiscal 2021.

For fiscal 2022, adjusted EBITDA was $73.8 million, as compared to $76.9 million for fiscal 2021. The slight decrease in adjusted EBITDA for fiscal 2022 as compared to fiscal 2021 was due to deliberate investments in our business, specifically in marketing, as well as attracting and retaining talent, to drive our digital transformation and brand repositioning to support sales growth.

Cash Flow

Cash flow from operations for fiscal 2022 was $59.9 million as compared to $75.5 million for fiscal 2021. Capital expenditures for fiscal 2022 were $9.6 million, as compared to $5.3 million for fiscal 2021. Free cash flow, a non-GAAP measure, was $50.3 million as compared to $70.3 million in fiscal 2021.

The decrease in free cash flow was due to replenishment of inventory in several categories that were depleted last year, the payout of incentive-based awards, and an increase in capital expenditures.

(in millions)	Fiscal 2022	Fiscal 2021
Cash flow from operating activities (GAAP)	$59.9	$75.5
Capital expenditures	(9.6)	(5.3)
Free cash flow (non-GAAP)	$50.3	$70.3

Non-GAAP Measures

Adjusted EBITDA, adjusted EBITDA margin and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

At January 28, 2023, we had cash and cash equivalents of $52.1 million, with no outstanding debt and excess availability under our credit facility of $78.4 million. This compares to a cash balance of $15.5 million with no outstanding debt and excess availability of $68.9 million at January 29, 2022. As discussed below, during fiscal 2022, we used approximately $12.7 million of our available cash to repurchase shares of our common stock.

Inventory was $93.0 million at January 28, 2023, as compared to $81.8 million at January 29, 2022. Inventory at January 28, 2023 is approximately 13.7% higher than the prior year, but we are in a better inventory position than we were at the end of 2021. As compared to fiscal 2019, or pre-pandemic levels, we reduced our inventory by 9.2%, and our inventory turnover was up over 30%. At January 28, 2023 clearance inventory was 7.9%, as compared to 6.0% at January 29, 2022, which is below our historical benchmark of approximately 10.0%. Given the ongoing macro-economic concerns around inflation and consumer spending, managing our inventory will remain a primary focus for us in fiscal 2023.

Stock Repurchase Program

In March 2022, our Board of Directors approved a stock repurchase program. Under the stock repurchase program, we were authorized to repurchase up to $15.0 million of our common stock through open market and privately negotiated transactions.

There were no repurchases of stock during the fourth quarter of fiscal 2022. For fiscal 2022, we repurchased 2.9 million shares at an aggregate cost, including fees, of $12.7 million. Shares of repurchased common stock are held as treasury stock. The stock repurchase program expired on March 15, 2023.

On March 14, 2023, the Board of Directors authorized a new stock repurchase program, effective March 16, 2023, whereby we may repurchase up to $15.0 million of our common stock through open market and privately negotiated transactions. The timing and the amount of any repurchases of common stock will be determined based on the Company’s evaluation of market conditions and other factors. The stock repurchase program will expire on March 16, 2024. The stock repurchase program may be suspended, terminated or modified at any time for any reason. We expect to finance the repurchases from operating funds and/or periodic borrowings on our credit facility. Any repurchased common stock will be held as treasury stock.

Store Information

During fiscal 2022, we closed nine stores, converted one Casual Male XL store to a DXL store, and remodeled two DXL stores. There were no new stores opened in fiscal 2022.

	Year End 2020		Year End 2021		Year End 2022
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	226	1,718	220	1,678	218	1,663
DXL outlets	17	82	16	80	16	80
CMXL retail	46	152	35	115	28	92
CMXL outlets	22	66	19	57	19	57

Total	311	2,018	290	1,930	281	1,892

We believe that our store portfolio is a vital asset to our business strategy and we expect to invest in stores over the next several years as we strengthen the store portfolio. Over the next three to five years, based on our preliminary store development plan, we believe that we could potentially open up to 50 net new stores. For fiscal 2023, our plan is to convert 10 of our existing Casual Male XL stores to DXL stores, remodel 5 of our existing DXL stores, close 5 stores and open 3 new DXL stores. We expect our capital expenditures to range from $19.0 million to $21.0 million in fiscal 2023.

Digital Commerce Sales

We distribute our national brands and own brand merchandise directly to consumers through our stores, website, app and third-party marketplaces. Digital commerce sales, which we also refer to as direct sales, are defined as sales that originate online, whether through our website, at the store level through our Universe platform or through a third-party marketplace. Our direct business is a critical component of our business and an area of significant growth opportunity for us. From fiscal 2019 to fiscal 2022, comparable sales in this channel have increased 58.3%.

Our comparable sales in our direct business increased 9.9% as compared to fiscal 2021. For the fourth quarter of fiscal 2022, our direct sales were $49.2 million, or 34.2% of retail segment sales, as compared to $46.8 million, or 35.2% of retail segment sales, in the fourth quarter of fiscal 2021. For the year, our direct sales increased $14.9 million to 31.1% of retail segment sales as compared to 31.0% for fiscal 2021.

Financial Outlook

As we head into fiscal 2023, we are maintaining our sales growth orientation as we build off the sales momentum from the past two years. Despite the macro-economic challenges and uncertainties regarding consumer spending and how that might impact sales demand, we believe our expectations for fiscal 2023 are appropriately balanced.

Our guidance for fiscal 2023, based on a 53-week year, is:

•
Sales of $550.0 - $570.0 million
•
Net income of $41.0 - $47.0 million
•
Adjusted EBITDA margin of 12.5% - 13.5%

Conference Call

The Company will hold a conference call to review its financial results on Thursday, March 16, 2023, at 9:00 a.m. ET.

To participate in the live webcast, please pre-register at: https://register.vevent.com/register/BI565a4d5dcf7b4be5a8d1a74b891bb7c2. Upon registering, you will be emailed a dial-in number, and unique PIN.

For listen-only, please join and register at: https://edge.media-server.com/mmc/p/ev6a3bfw. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's investor relations website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including adjusted EBITDA, adjusted EBITDA margin and free cash flow, and makes projections about adjusted EBITDA margin. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net income, net income per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, not all companies calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures help investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization and any asset impairment charges or gains. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by sales. The Company believes that providing adjusted EBITDA and adjusted EBITDA margin is useful to investors to evaluate the Company's performance and are key metrics to measure profitability and economic productivity.

Free cash flow is a metric that management uses to monitor liquidity. Management believes this metric is important to investors, because it demonstrates the Company’s ability to maintain liquidity while supporting its capital projects and new store growth. Free cash flow is calculated as cash flow from operating activities, less capital expenditures, and excludes the mandatory and discretionary repayment of debt, if any.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the leading retailer of Men’s Big + Tall apparel that provides the Big + Tall man the freedom to choose his own style. Subsidiaries of Destination XL Group, Inc. operate DXL Big + Tall retail and outlet stores and Casual Male XL retail and outlet stores throughout the United States, and an e-commerce website, DXL.COM, and mobile app, which offer a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the Nasdaq Global Market under the symbol "DXLG." For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding our outlook for fiscal 2023, including expected sales, net income, adjusted EBITDA margin, expected capital expenditures and our strategic initiatives for fiscal 2023; our ability to continue to attract new customers and gain market share; expectations regarding the realizability of our deferred tax assets; our ability to manage inventory; and expected changes in our store portfolio and plan for new or relocated stores. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 17, 2022, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to: the lingering effects of the global COVID-19 pandemic and its impact on the Company’s results of operations; the impact of rising inflation and the

Russian invasion of Ukraine on the global economy; potential labor shortages; and the Company’s ability to execute on its digital and store strategy and ability to grow its market share, predict customer tastes and fashion trends, forecast sales growth trends and compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
Unaudited

	For the three months ended		For the fiscal year ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Sales	$143,878	$133,451	$545,838	$505,021
Cost of goods sold, including occupancy	75,280	67,019	273,240	255,197
Gross profit	68,598	66,432	272,598	249,824

Expenses:
Selling, general and administrative	54,349	52,106	198,790	172,962
Impairment (gain) of assets	239	(241)	(159)	(2,344)
Depreciation and amortization	3,633	4,195	15,381	17,226
Total expenses	58,221	56,060	214,012	187,844

Operating income	10,377	10,372	58,586	61,980

Interest income (expense), net	99	(94)	(251)	(4,350)

Income before provision for income taxes	10,476	10,278	58,335	57,630

Provision (benefit) for income taxes	2,156	369	(30,788)	917

Net income	$8,320	$9,909	$89,123	$56,713

Net income per share - basic	$0.13	$0.15	$1.42	$0.89
Net income per share - diluted	$0.13	$0.14	$1.33	$0.83

Weighted-average number of common shares outstanding:
Basic	62,517	64,227	62,825	63,401
Diluted	66,281	68,920	66,890	68,031

DESTINATION XL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
January 28, 2023 and January 29, 2022
(In thousands)
Unaudited

	January 28,	January 29,
	2023	2022

ASSETS

Cash and cash equivalents	$52,074	$15,506
Inventories	93,004	81,764
Other current assets	8,934	8,725
Property and equipment, net	39,062	44,442
Operating lease right-of-use assets	124,356	127,812
Deferred income taxes, net of valuation allowance	31,455	—
Intangible assets	1,150	1,150
Other assets	563	559
Total assets	$350,598	$279,958

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$27,548	$25,165
Accrued expenses and other liabilities	41,581	40,969
Operating leases	144,241	155,605
Stockholders' equity	137,228	58,219
Total liabilities and stockholders' equity	$350,598	$279,958

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

(Unaudited)

	For the three months ended		For the fiscal year ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
(in millions, except margin percentages)

Net income, on a GAAP basis	$8.3	$9.9	$89.1	$56.7
Add back:
Provision (benefit) for income taxes	2.2	0.4	(30.8)	0.9
Interest (income) expense	(0.1)	0.1	0.3	4.4
Depreciation and amortization	3.6	4.2	15.4	17.2
EBITDA (non-GAAP)	14.0	14.6	74.0	79.2
Add back:
Impairment (gain) of assets	0.2	(0.2)	(0.2)	(2.3)
Adjusted EBITDA (non-GAAP)	$14.2	$14.3	$73.8	$76.9

Sales	$143.9	$133.5	$545.8	$505.0
Adjusted EBITDA margin (non-GAAP), as a percentage of sales	9.9%	10.7%	13.5%	15.2%

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

(Unaudited)

	For the fiscal year ended
(in millions)	January 28, 2023	January 29, 2022
Cash flow from operating activities (GAAP basis)	$59.9	$75.5
Capital expenditures	(9.6)	(5.3)
Free cash flow (non-GAAP)	$50.3	$70.3

FISCAL 2023 FORECAST GAAP TO NON-GAAP ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN RECONCILIATION

(Unaudited)

	Projected
	Fiscal 2023
(in millions, except per share data and percentages)		per diluted share
Sales (53-week basis)	$550.0 - $570.0
Net income (GAAP basis)	$41.0 - $47.0	$0.61-$0.71
Add back:
Provision for income taxes	14.3 -16.5
Interest income, net	(1.5)
Depreciation and amortization	15.0
Adjusted EBITDA (non-GAAP basis)	$68.8-$77.0
Adjusted EBITDA margin as a percentage of sales (non-GAAP basis)	12.5% - 13.5%

Weighted average common shares outstanding - diluted	66.6